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                     November 16, 2023

       Rick Gaenzle
       Chief Executive Officer
       RCF Acquisition Corp.
       3109 W. 50th Street, #207
       Minneapolis, MN 55410

                                                        Re: RCF Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 7,
2023
                                                            File No. 001-41039

       Dear Rick Gaenzle:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Joan Guilfoyle, Esq.